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                                  EXHIBIT 4.3

                        MISSISSIPPI CHEMICAL CORPORATION
                             1995 STOCK OPTION PLAN
                           FOR NONEMPLOYEE DIRECTORS

   1. Purpose. The purpose of the Mississippi Chemical Corporation 1995 Stock Option Plan for Nonemployee Directors (the ``Plan'') is to encourage directors (including emeritus directors) who are not officers or full-time employees of Mississippi Chemical Corporation (the ``Company'') or any of its subsidiaries (``Nonemployee Directors'') to become shareholders in the Company thereby giving them a stake in the growth and profitability of the Company, to enable them to represent the viewpoint of the shareholders of the Company more effectively and to encourage them to continue serving as directors.

   2. Shares Reserved. There is hereby reserved for issuance under the Plan an aggregate of 300,000 shares of common stock which may be authorized but unissued or treasury shares. If there is a lapse, expiration, termination or cancellation of any option granted under this Plan, all unissued shares subject to the option may again be used for new options granted under this Plan.

   3. Grant of Options. Each person who is or becomes a Nonemployee Director of the Company on the date of the annual meeting of shareholders (``Annual Meeting'') for 1995 shall be granted an initial option to purchase 5,000 shares of common stock on the first business day after the date of the Annual Meeting. The initial options for the Chairman and Vice Chairman of the Board of Directors shall be for 10,000 and 7,000 shares of common stock, respectively.

   Each person who becomes a Nonemployee Director after the date of the 1995 Annual Meeting shall be granted an initial option to purchase 5,000 shares of common stock on the first business day after the date of the next succeeding Annual Meeting. Any person who becomes Chairman of the Board after the date of the 1995 Annual Meeting shall be granted an additional option to purchase 5,000 shares of common stock on the first business day after the date of the next succeeding Annual Meeting (except that the additional option for a person who previously served as Vice Chairman shall be for 3,000 shares). Any person who becomes Vice Chairman of the Board after the date of the 1995 Annual Meeting shall be granted an additional option to purchase 2,000 shares of common stock on the first business day after the date of the next succeeding Annual Meeting.

   Each Nonemployee Director who is granted an initial option hereunder shall be granted an additional option to purchase 1,500 shares of common stock on the first business day after the date of each succeeding Annual Meeting on which the Nonemployee Director is a member of the Board. The annual options for the Chairman and Vice Chairman of the Board shall be for 3,000 and 2,000 shares, respectively.

   4. Option Price. The option price for each option granted to Nonemployee Directors shall be equal to the average of the closing price of the shares subject to option as reported on the
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NASDAQ National Market System (``NASDAQ'') for the last 20 trading days prior to the date of option grant. The option price may be paid by check or by the delivery of shares of common stock then owned by the participant. A director may also pay the option price by use of cashless exercise as permitted under Federal Reserve Board's Regulation T.

   5. Term; Termination of Service. The option term shall be ten years. Any option granted to a Nonemployee Director may not be exercised for the first year from the date of its grant. Any option granted to a Nonemployee Director may be exercisable for 20% of the shares subject to option during the second year from the date of grant, 40% for the third year from the date of grant, 60% for the fourth year from the date of grant, 80% for the fifth year from the date of grant, and shall be fully exercisable commencing with the sixth year from the date of grant. Each option shall become fully exercisable upon the retirement of the director or upon a change of control of the Company as defined in paragraph 10 of the Company's 1994 Stock Incentive Plan. Each option shall expire three months after the date of optionee's termination of service for any reason other than death, disability or retirement. In the event of death, disability or retirement, each option shall be exercisable for a period of three years after termination. For these purposes, retirement shall mean termination of service on the Board of Directors after the Nonemployee Director has attained age 55 and completed at least five years of service as a member of the Board. Except in the case of retirement, any option granted to a Nonemployee Director may be exercised during the indicated periods following termination only to the extent the option was exercisable on the date of termination.

   6. Nontransferability. Any option granted under this Plan shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Nonemployee Director's lifetime only by the director or the director's guardian or legal representative. If a director dies during the option period, any option granted to the director may be exercised by his or her estate or the person to whom the option passes by will or the laws of descent and distribution.

   7.   Adjustment Provisions.

     (a) If the Company shall at any time change the number of issued shares of common stock without new consideration to it (such as by stock dividends, stock splits or similar transactions), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding option shall be automatically adjusted so that the aggregate consideration payable to the Company and the value of each option shall not be changed.

     (b) In the case of any merger, consolidation or combination of the Company with or into another corporation, other than a merger, consolidation or combination in which the Company is the continuing corporation and which does not result in the outstanding common stock being converted into or exchanged for different securities, cash or other property, or any combination thereof (an ``Acquisition''), any Nonemployee Director to whom an option has been granted under the Plan shall have the right during the remaining term of such option, to receive upon exercise thereof the
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     Acquisition Consideration (as defined below) receivable upon such
     Acquisition by a holder of the number of shares of common stock which might have been obtained upon exercise of such option or portion thereof, as the case may be, immediately prior to such Acquisition. The term ``Acquisition Consideration'' shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one share of common stock of the Company upon consummation of an Acquisition.

     8. Registration and Legal Compliance. The grant of any option under the Plan may also be subject to other provisions as counsel to the Company deems appropriate including, without limitation, provisions as may be appropriate to comply with federal and state securities laws and stock exchange requirements. The Company shall not be required to issue or deliver any certificate for common stock purchased upon the exercise of any option granted under this Plan prior to the admission of such shares to listing on any stock exchange on which common stock of the Company may at that time be listed. If the Company shall be advised by its counsel that the shares deliverable upon exercise of an option are required to be registered under the Securities Act of 1933, as amended (the ``Act'') or any state securities law or that delivery of such shares must be accompanied or preceded by a prospectus meeting the requirements of such Act, the Company will use its best efforts to effect such registration or provide such prospectus not later than a reasonable time following each exercise of such option, but delivery of shares by the Company may be deferred until such registration is effective or such prospectus is available.

     9. Amendment, Suspension and Termination of Plan. The Board of Directors may suspend or terminate the Plan at any time and may amend it from time to time in such respects as the Board of Directors may deem advisable in order that any grants thereunder shall conform to or otherwise reflect any change in applicable laws or regulations or to permit the Company or the Nonemployee Directors to enjoy the benefits of any change in applicable laws or regulations; provided, however, that this Plan may not be amended more than once every six months and that no amendment shall, without shareholder approval, increase the number of shares of common stock which may be issued under the Plan, materially modify the requirements as to eligibility for participation in the Plan or materially increase the benefits accruing to Nonemployee Directors under the Plan. No such amendment, suspension or termination shall impair the rights of Nonemployee Directors under any outstanding options, or make any change that would disqualify the Plan or any other plan of the Company intended to be so qualified from the exemption provided by Rule 16b-3.

     10. Shareholder Approval; Term. This Plan was adopted by the Board of Directors of the Company on July 20, 1995. The Plan shall be null and void if shareholder approval is not obtained at the 1995 Annual Meeting. The term of the Plan shall be for a five year period from the date of shareholder approval.